Exhibit 99.1

Septerna Expands Leadership with Appointment of Industry Veteran Mark A. Wilson as Chief Legal Officer

SOUTH SAN FRANCISCO, Calif., JANUARY 8, 2026 – Septerna, Inc. (Nasdaq: SEPN), a clinical-stage biotechnology company pioneering a new era of G protein-coupled receptor (GPCR) drug discovery, today announced the appointment of Mark A. Wilson as Chief Legal Officer. Mr. Wilson is an accomplished pharmaceutical and biotech executive with more than 25 years of experience across intellectual property, corporate legal, strategic collaborations and corporate governance matters.

“We are thrilled to welcome Mark to the team,” said Jeffrey Finer, M.D., Ph.D., Chief Executive Officer and Co-founder of Septerna. “His deep expertise across intellectual property strategy and corporate legal matters will be instrumental as we continue to strengthen our governance framework and maximize the value of our portfolio and proprietary Native Complex Platform™. Mark’s leadership will be vital as we scale the capabilities needed to execute on our long-term strategy and deliver new medicines for patients.”

“Septerna represents an extraordinary opportunity to be part of a company that is transforming GPCR drug discovery,” said Mr. Wilson. “I am excited to join this talented team and contribute to the advancement of innovative therapies that have the potential to make a meaningful difference for patients.”

Mr. Wilson joins Septerna from Nektar Therapeutics, where he most recently served as Senior Vice President and Chief Legal Officer. In this role, he served as chief attorney and senior manager for the legal, human resources, and information technology departments, and was a member of the company’s executive committee. During his tenure, Mr. Wilson served as lead attorney for several significant global development and commercialization collaborations, strategic corporate transactions and alternative financings, and he was responsible for the company’s global patent strategy. He joined Nektar in 2002 as Patent Counsel and held roles of increasing responsibility, including Vice President of Intellectual Property and General Counsel. Earlier in his career, Mr. Wilson was an associate at Reed & Associates, a patent law firm in Menlo Park, California, where he represented both start-up and Fortune 500 companies.

Mr. Wilson holds a J.D. from Seton Hall University School of Law and a B.S. in Pharmacy from Rutgers University College of Pharmacy. He is registered to practice before the U.S. Patent and Trademark Office and is a member of the State Bar of California.

About Septerna

Septerna, Inc. is a clinical-stage biotechnology company with a world-class team of GPCR experts and drug developers advancing cutting-edge science to unlock the full potential of GPCR therapies for patients with significant unmet needs. The company’s proprietary Native Complex Platform™ is designed to enable new approaches to GPCR drug discovery and has led to the development of a diverse pipeline of novel oral small molecule drug candidates. Septerna is advancing programs in endocrinology, immunology and inflammation, metabolic diseases and additional therapeutic areas, both independently and with partners. For more information, please visit www.septerna.com.

Investor Contact:

Renee Leck, THRUST

renee@thrustsc.com

Media Contact:

Carly Scaduto, THRUST

carly@thrustsc.com